AGREEMENT AND PLAN OF MERGER

                           by and among

                         AQUAGENIX, INC.,

              AQUAGENIX GOVERNMENTAL SERVICES, INC.

                  PAT CHURCH AND STEPHEN CHURCH

                               AND

                      AQUATIC DYNAMICS, INC.

                         December 7, 1996


                         TABLE OF CONTENTS


 1.  The Merger; Conversion of Securities; Exchange of Certificates  2
     1.1  The Merger.. . . . . . . . . . . . . . . . . . . . .  2
     1.2  Effective Time . . . . . . . . . . . . . . . . . . .  2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . .  2
     1.4  Articles of Incorporation; By-Laws . . . . . . . . .  3
     1.5  Directors and Officers . . . . . . . . . . . . . . .  3
     1.6  Consistency in Reporting . . . . . . . . . . . . . .  3
     1.7  Conversion of Securities; Exchange of Certificates .  4
     1.8  Exchange Price Adjustment. . . . . . . . . . . . . .  5
     1.9  Payment of Exchange Price; Escrow. . . . . . . . . .  6
     1.10 Consideration for Non-Compete. . . . . . . . . . . .  6

 2.  The Closing.. . . . . . . . . . . . . . . . . . . . . . .  6

 3.  Items to be Delivered at Closing. . . . . . . . . . . . .  7
     3.1  Selling Shareholders' Deliveries . . . . . . . . . .  7
     3.2  Aquagenix's Deliveries . . . . . . . . . . . . . . .  7
     3.3  Further Assurances . . . . . . . . . . . . . . . . .  7
     3.4  Confidentiality. . . . . . . . . . . . . . . . . . .  8
     3.5  Standstill . . . . . . . . . . . . . . . . . . . . .  9

 4.  Representations and Warranties of ADI and the Selling Shareholders.  9
     4.1  Organization and Corporate Authority . . . . . . . . 10
     4.2  Charter, By-Laws and Minutes . . . . . . . . . . . . 10
     4.3  Authorization and Validity . . . . . . . . . . . . . 10
     4.4  No Violation . . . . . . . . . . . . . . . . . . . . 11
     4.5  Absence of Certain Changes . . . . . . . . . . . . . 13
     4.6  No Subsidiaries; Other Interests . . . . . . . . . . 13
     4.7  Financial Statements.. . . . . . . . . . . . . . . . 14
     4.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 17
     4.9  Interests of Certain Affiliates. . . . . . . . . . . 20
     4.10 Insurance. . . . . . . . . . . . . . . . . . . . . . 20
     4.11 Names, Franchises, Permits, Etc. . . . . . . . . . . 20
     4.12 Title to Assets. . . . . . . . . . . . . . . . . . . 20
     4.13 Condition of Assets. . . . . . . . . . . . . . . . . 21
     4.14 Leases . . . . . . . . . . . . . . . . . . . . . . . 21
     4.15 Agreements and Contracts . . . . . . . . . . . . . . 22
     4.16 Employment Matters . . . . . . . . . . . . . . . . . 22
     4.17 Litigation . . . . . . . . . . . . . . . . . . . . . 24
     4.18 Finder's Fee . . . . . . . . . . . . . . . . . . . . 24
     4.19 Approvals. . . . . . . . . . . . . . . . . . . . . . 24
     4.20 Licenses and Compliance with Law . . . . . . . . . . 25
     4.21 Trademarks, Tradenames, Etc. . . . . . . . . . . . . 25
     4.22 Disclosures. . . . . . . . . . . . . . . . . . . . . 25
     4.23 Books and Records. . . . . . . . . . . . . . . . . . 26
     4.24 Environmental. . . . . . . . . . . . . . . . . . . . 26
     4.25 Announcement . . . . . . . . . . . . . . . . . . . . 29
     4.26 Personal Property. . . . . . . . . . . . . . . . . . 29
     4.27 Automotive and Marine. . . . . . . . . . . . . . . . 30

5.   Representations of Aquagenix and Merger Corp. . . . . . . 30
     5.1  Organization and Corporate Authority . . . . . . . . 31
     5.2  Authority. . . . . . . . . . . . . . . . . . . . . . 31
     5.3  No Violation . . . . . . . . . . . . . . . . . . . . 31
     5.4  Approvals. . . . . . . . . . . . . . . . . . . . . . 32
     5.5  Aquagenix Shares . . . . . . . . . . . . . . . . . . 32
     5.6  Capitalization . . . . . . . . . . . . . . . . . . . 32
     5.7  SEC and Related Matters. . . . . . . . . . . . . . . 32
     5.8  Actions and Proceedings. . . . . . . . . . . . . . . 33

 6.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 33

 7.  Survival of Representations and Warranties. . . . . . . . 33

8.   Covenants of ADI and Selling Shareholders . . . . . . . . 34
     8.1  Access to Information. . . . . . . . . . . . . . . . 34
     8.2  Obtaining Consents . . . . . . . . . . . . . . . . . 34
     8.3  Covenant to Satisfy Conditions . . . . . . . . . . . 35
     8.4  Provide Information. . . . . . . . . . . . . . . . . 35
     8.5  Non-Competition Agreements . . . . . . . . . . . . . 35
     8.6  Right of First Refusal . . . . . . . . . . . . . . . 35
     8.7  Adjustment to Exchange Price . . . . . . . . . . . . 37
     8.8  Investment Intent. . . . . . . . . . . . . . . . . . 37

9.   Conditions Precedent to the Obligations of Aquagenix. . . 38
     9.1  Representations and Warranties True. . . . . . . . . 38
     9.2  No Obstructive Proceedings . . . . . . . . . . . . . 39
     9.3  Certificates, Documents, Financial Statements and Due Diligence
          Inspection Satisfactory. . . . . . . . . . . . . . . 39
     9.4  Performance. . . . . . . . . . . . . . . . . . . . . 39
     9.5  Opinion of Counsel . . . . . . . . . . . . . . . . . 40
     9.6  Governmental Permits and Approvals Corporate Resolutions 42
     9.7  Third Party Consents . . . . . . . . . . . . . . . . 42
     9.8  Compliance Certificate . . . . . . . . . . . . . . . 42
     9.9  Resignation of Officers and Directors. . . . . . . . 42

10.  Conditions Precedent to the Obligations of Selling Shareholders 42
     10.1 Representations and Warranties True. . . . . . . . . 43
     10.2 No Obstructive Proceeding. . . . . . . . . . . . . . 43
     10.3      Performance by Aquagenix. . . . . . . . . . . . 43
     10.4      Compliance Certificate. . . . . . . . . . . . . 43
     10.5      Opinion of Counsel. . . . . . . . . . . . . . . 44

11.  Termination.. . . . . . . . . . . . . . . . . . . . . . . 44
     11.1 Methods of Termination . . . . . . . . . . . . . . . 44
     11.2 Effect of Termination. . . . . . . . . . . . . . . . 45

12.  Additional Agreements.. . . . . . . . . . . . . . . . . . 46
     12.1 Agreement Not to Compete . . . . . . . . . . . . . . 46

13.  Indemnification by Selling Shareholders.. . . . . . . . . 48
     13.1 Obligation of Selling Shareholders to Indemnify. . . 48
     13.2 Claims by Third Parties. . . . . . . . . . . . . . . 49
     13.3 Defensive Claims by Third Parties. . . . . . . . . . 49
     13.4 Fraud; Willful Breach. . . . . . . . . . . . . . . . 50

14.  Indemnification by Aquagenix. . . . . . . . . . . . . . . 50
     14.1 Obligation of Aquagenix to Indemnify . . . . . . . . 50
     14.2 Claims by Third Parties. . . . . . . . . . . . . . . 51
     14.3 Defensive Claims by Third Parties. . . . . . . . . . 52
     14.4 Fraud; Willful Breach. . . . . . . . . . . . . . . . 52

15.  General . . . . . . . . . . . . . . . . . . . . . . . . . 53
     15.1 Entire Agreement . . . . . . . . . . . . . . . . . . 53
     15.2 Separate Counterparts. . . . . . . . . . . . . . . . 53
     15.3 Parties in Interest. . . . . . . . . . . . . . . . . 53
     15.4 Assignment . . . . . . . . . . . . . . . . . . . . . 53
     15.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 53
     15.6 Gender . . . . . . . . . . . . . . . . . . . . . . . 54
     15.7 Governing Law. . . . . . . . . . . . . . . . . . . . 54
     15.8 Jurisdiction.. . . . . . . . . . . . . . . . . . . . 54
     15.9 Amendments.. . . . . . . . . . . . . . . . . . . . . 55
     15.10     Severability. . . . . . . . . . . . . . . . . . 55


                            SCHEDULES

1         List of Shareholders
1.4       Customer Accounts
4.6       No Subsidiaries; Other Interests
4.7(f)    Capitalization
4.7(g)    Accounts Receivable
4.10      Insurance
4.12      Title to Assets
4.14      Leases
4.15      Agreements and Contracts
4.16(a)   Employment Agreements
4.16(b)   Employee Benefit Plans
4.16(c)   Employees and Consultants of ADI
4.17      Litigation
4.19      Employee Benefit Plans
4.21      Trademarks, Tradenames
4.24      Environmental Disclosure
4.26      Auto and Marine Vehicles
4.27      Personal Property


                             EXHIBITS
                                        To Be Supplied By       Section #

Exhibit A Bylaws, Articles of Incorporation  Seller         4.2
          and Certificate of Good Standing
Exhibit B Resolution                         Seller              4.3(d)
Exhibit C Financial Statements               Buyer                    4.7
Exhibit D Non-Competition Agreements         Buyer                    8.5
Exhibit E Opinion of Counsel                 Seller                   9.5
Exhibit F Compliance Certificate             Seller                   9.8
Exhibit G Compliance Certificate             Buyer                    10.4
Exhibit H Opinion of Counsel                 Buyer                    10.5
Exhibit I Escrow Agreement                   Buyer          1.9

                   AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of
December 7, 1996, by and among AQUAGENIX, INC., a Delaware corporation ("Aquagenix"), AQUAGENIX GOVERNMENTAL SERVICES, INC., a Florida corporation, the Surviving Company and wholly owned subsidiary of Aquagenix formed for the purpose of effectuating the transaction contemplated by this Agreement
("Merger Corp."), AQUATIC DYNAMICS, INC., an Arizona corporation ("ADI"), and the shareholders of ADI set forth on Schedule 1 (collectively, the "Selling Shareholders"), who are the holders of all outstanding shares of capital stock of ADI.
     WHEREAS, ADI is engaged in the business of providing surface water management, algae and aquatic weed control, lake and pond management, fish stocking, fountain and aeration system manufacturing and maintenance, chemical sales and aquatic consulting services hereinafter referred to as the "Business."
     WHEREAS, ADI has determined it to be in the best interest of ADI and each of the Selling Shareholders desires to exchange the number of shares of the issued and outstanding capital stock of ADI set forth opposite their name on Schedule 1 annexed hereto which constitute one hundred percent (100%) of the issued and outstanding shares of ADI ("ADI Shares") for cash and shares of Common Stock of Aquagenix and merge ADI into Merger Corp.
     WHEREAS, this Agreement sets forth the terms and conditions upon which
ADI shall merge with Merger Corp. and the Selling Shareholders will exchange the ADI Shares for cash and shares of Common Stock of Aquagenix ("Aquagenix Shares").
     WHEREAS, this transaction is intended to be a tax free reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue
Code of 1986.
     In consideration of the mutual promises contained herein and intending to be legally bound, the parties hereto covenant and agree as follows:
 1.  The Merger; Conversion of Securities; Exchange of Certificates.
     1.1  The Merger.    Upon the terms and subject to the conditions set
forth in this Agreement, and in accordance with applicable law, at the Effective Time, as defined herein, Merger Corp. shall be merged with and into ADI.  As a result of the Merger, the separate corporate existence of
ADI shall cease and Merger Corp. shall continue as the Surviving Company of the Merger and shall continue to be governed by the laws of the State of Florida, and the separate corporate existence of Merger Corp. with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below. The name of the
Surviving Company shall be "Aquagenix Land-Water Technologies of Arizona, Inc.," or such other name as Aquagenix shall determine.
     1.2 Effective Time. On the Closing or as soon as possible thereafter, the parties hereto shall cause the Merger to be consummated by filing a certificate or articles of merger (the "Articles of Merger") with the
Secretary of State of the State of Arizona and Secretary of State of the
State of Florida in such form as reasonably acceptable to the parties hereto and required by, and executed, in accordance with the relevant provisions of Arizona law and Florida law (the time of the last of such filings being the "Effective Time").
     1.3  Effect of the Merger.   At the Effective Time, the Merger shall
have the effects provided by the corporate laws of the State of Arizona and State of Florida. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise specifically set forth herein, all the property, rights, privileges, powers and franchises of ADI and Merger Corp. shall vest in the Surviving Company, and all debts, liabilities and duties of ADI and Merger Corp. shall become the debts, liabilities and duties of the Surviving Company.
     1.4  Articles of Incorporation; By-Laws.    At the Effective Time,
the Certificate of Incorporation and the By-Laws of Merger Corp. (in form acceptable to all parties hereto), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Company.
     1.5  Directors and Officers.    At the Effective Time, the Board of
Directors of the Surviving Company shall consist of one director, namely
Andrew Chesler who shall hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Company, until his resignation, death or disqualification or until his successor shall have been duly elected and shall have qualified.
     1.6  Consistency in Reporting.
          (a)  Each party hereto agrees that:  (i) the Merger is intended to qualify as a tax-free reorganization under Internal Revenue Code of 1986;
(ii) the Merger shall be reported for Federal income tax purposes as a tax-free reorganization; (iii) for purposes of all financial statements, tax returns and reports, and communications with third parties, the transactions contemplated in this Agreement and all ancillary or collateral transactions will be treated as a tax-free reorganization; (iv) if the characterization of any transaction contemplated in this Agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm, and ratify that the characterization contemplated in such agreement was the characterization intended by the parties; provided, however, that nothing herein shall be construed as giving rise to any obligation and party hereto if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction; and the parties hereto acknowledge that no tax ruling as to the tax free nature of this transaction has been requested from the Internal Revenue Service and accordingly same will not be received.
               (b) To the extent that a characterization of a particular transaction is not expressed or contemplated by this Agreement or by an agreement executed in connection with the transaction contemplated herein, and the transaction is not ancillary or collateral to a transaction that is so characterized, the treatment of such a transaction shall be as agreed to by the parties or, lacking agreement, as the chartered accountants of
Aquagenix determine to be most equitable.
     1.7  Conversion of Securities; Exchange of Certificates.
          (a)  By virtue of the Merger and without any action on the part of Aquagenix, ADI, Merger Corp. or the Selling Shareholders:
               (i) At the Effective Time, each of the ADI Shares exchanged shall be converted, subject to the provisions of this Section into the right to receive 133.333 Aquagenix Shares and an installment note in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) bearing interest at a rate of seven percent (7%) (collectively the "Exchange Price") with such note being payable on January 15, 1997. The aggregate number of Aquagenix Shares to be issued to the Selling Shareholders shall be based on Seven
Hundred Fifty Thousand and No/100 Dollars ($750,000.00) worth of Aquagenix unregistered Common Stock, value based upon the five (5) day trading average closing price of Aquagenix Common Stock immediately prior to Closing, as reported by the National Association of Securities Dealers Automatic
Quotation System, National Market System "NASDAQ/NMS"), as quoted by The
Wall Street Journal.
               (ii) At the Effective Time, the Merger Corp. Shares, issued and outstanding immediately prior to the Effective Time, all held and owned by Aquagenix, shall thereafter remain and constitute all of the issued and outstanding shares of capital stock of the Surviving Company.
          (b)  As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented ADI Shares shall be entitled, upon surrender thereof to Aquagenix in the manner set forth in this Section to receive in exchange therefor, in accordance with this Section a certificate representing an amount of Aquagenix Shares equal to the Exchange Price. Until so surrendered, each such certificate that, prior to the Effective Time, representing the ADI Shares shall be deemed from and after the Effective Time, for all corporate purposes, to evidence ownership of the Aquagenix Shares into which ADI Shares shall have been converted; provided, however, that no dividends with respect to ADI Shares shall be paid until the holders shall furnish certificates therefor, at which time the holder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the Aquagenix Shares into which such ADI Shares have been converted.
     1.8  Exchange Price Adjustment.    The Exchange Price shall be reduced
if any of the items as reflected on the Interim Financial Statements (as defined herein) do not exist or are materially deficient in value than as reflected on the Interim Financial Statements, determined by Aquagenix. "Materially" as used in this Section shall be an amount greater than Ten Thousand and No/100 Dollars ($10,000.00). Aquagenix shall offset the
Exchange Price as described herein on a dollar for dollar basis. Any adjustment, if any, shall be made (i) not later than thirty (30) days after the Closing and (ii) first against the Aquagenix Shares, if available and thereafter against the Selling Shareholders. Exhibit C sets forth the
Interim Financial Statements for purposes of any Exchange Price adjustment.
     1.9  Payment of Exchange Price; Escrow.    The cash portion of the
Exchange Price shall be payable January 15, 1997, but which will be deposited in an Escrow Account, as defined herein, on the Closing and shall be paid to the Selling Shareholders on January 15, 1997. The Escrow Account shall be maintained by Morrison & Hecker, L.L.P. ("Escrow Account") until January 15, 1997, pursuant to the terms of an Escrow Agreement, the form of which is attached as Exhibit I.
     1.10 Consideration for Non-Compete.    As additional consideration for
the Selling Shareholders agreement not to compete, Aquagenix shall pay an aggregate of Fifty Thousand and No/100 Dollars ($50,000.00) to be divided among the Selling Shareholders on a pro rata basis in proportion to their interest in ADI.
 2.  The Closing.
     The closing (the "Closing") shall take place on December 7, 1996 at
10:00 a.m. at the offices of Morrison & Hecker L.L.P., 2800 North Central Avenue, Suite 1600, Phoenix, Arizona; or at such other place and time as agreed upon by the parties.
 3.  Items to be Delivered at Closing.
     3.1  Selling Shareholders' Deliveries.    At the Closing, the Selling
Shareholders will deliver to Aquagenix:
          (i) stock certificates evidencing the ADI Shares owned by the
Selling Shareholders, duly endorsed in blank and with all requisite stock transfer and tax stamps affixed; (ii) title, endorsed to Aquagenix or designee, to all assets included on the Financial Statements (as defined herein) including but not limited to the assets listed on Schedules
4.26 and 4.27; and (iii) all such Schedules, Exhibits, opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by the Selling Shareholders to Aquagenix and such other instruments, documents and agreements as Aquagenix may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement; provided, however, the Selling Shareholders shall provide the non-compete agreement in accordance with Section 8.5 of this Agreement.
     3.2  Aquagenix's Deliveries.    At the Closing, Aquagenix will deliver
or cause to be delivered to the Selling Shareholders (i) stock certificates evidencing the Aquagenix Shares; (ii) Aquagenix check in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) pursuant to and in connection with
Section 10.1 of this Agreement; (iii) installment note pursuant to and in connection with Section 1.7(a)(i); and (iv) all such Schedules, Exhibits, opinions, contracts, resolutions, agreements and documents as are provided for herein to be delivered by Aquagenix to the Selling Shareholders. Within ten (10) days from the date of Closing, Aquagenix shall deliver or cause to be delivered Two Hundred Thousand and No/100 Dollars ($200,000.00) into the Escrow Account by wire transfer.
     3.3  Further Assurances.    After the Closing, the Selling Shareholders
shall from time to time, at the request of Aquagenix and at Aquagenix's expense, execute and deliver such other instruments and take such other actions as Aquagenix may reasonably request, in order to more effectively consummate the transactions contemplated hereby. After the Closing, Aquagenix shall from time to time at the request of the Selling Shareholders and at the Selling Shareholders' expense, execute and deliver such other instruments and take such other actions as the Selling Shareholders may reasonably request, in order to more effectively consummate the transaction contemplated hereby.
     3.4  Confidentiality.    Each party hereto agrees that it will hold and
cause its affiliates, employees, auditors, attorneys, financial advisors, bankers and other consultants, to hold in strict confidence, unless compelled to disclose by judicial or administrative process, all documents and information concerning the other party furnished to it by such other party or their representatives in connection with transactions contemplated by this Agreement (except to the extent that such party can show that such information furnished was (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party,
(iii) lawfully acquired from other sources by the party to which it was furnished), and each party agrees that it will treat such information as the sole property of the party furnishing such information and it will not use such information other than for evaluating the transactions described herein or release or disclose such information to any other person, except its employees, auditors, attorneys, financial advisors, banks and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party.
     3.5  Standstill.    The Selling Shareholders and ADI agree, until such
time as this Agreement has been terminated in accordance with the provisions of Section 12, that neither the Selling Shareholders nor ADI shall initiate, solicit, or encourage, or use their best efforts to cause any officer, director or employee, or any investment banker, attorney, accountant or other agent retained by the Selling Shareholders or ADI to initiate, solicit or encourage any proposal or offer to acquire all or any part of the business and properties or capital stock of ADI or any of its subsidiaries, whether by merger, purchase of assets, tender offer or otherwise. The Selling Shareholders and ADI shall not provide any information to any other person, firm or corporation for such a purpose and the Selling Shareholders and ADI further agree that promptly hereafter they shall notify Aquagenix and any other person, firm or corporation which hereafter express an interest in acquiring the ADI Shares or any part of the business or assets of ADI that the Selling Shareholders and ADI have entered into this Agreement and have agreed not to discuss this matter further with any third party.
 4.  Representations and Warranties of ADI and the Selling Shareholders.
     As a material inducement to Aquagenix to enter into and perform this Agreement and complete the purchase of the ADI Shares, ADI and the Selling Shareholders, jointly and severally make the representations and warranties set forth in this Section 4, intending Aquagenix to rely, and acknowledging that Aquagenix is relying, on such representations and warranties in executing this Agreement and entering into the transactions contemplated hereby:
     4.1  Organization and Corporate Authority.    ADI is a corporation duly
organized, validly existing and in good standing under the law of the State of Arizona with full corporate power and authority to own or lease and use its properties and assets, and to carry on its business as now conducted.
To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI is qualified as a foreign corporation to do business in every other jurisdiction where such qualification is necessary to conduct its business as presently conducted.
     4.2  Charter, By-Laws and Minutes.    The copies of the Articles of
Incorporation, Certificate of Good Standing dated within twenty (20) days from the date of Closing, the By-Laws of ADI attached hereto as Exhibit A and minutes of meetings of its Board of Directors and shareholders (or consents in lieu thereof), and any shareholders' agreements among any or all shareholders of ADI, all as furnished to Aquagenix are true, correct and complete copies thereof.
     4.3  Authorization and Validity.
          (a)  Each Selling Shareholder has the full right, power and authority to enter into this Agreement and to sell, transfer and convey to Aquagenix at the Closing the ADI Shares to be sold to Aquagenix by such Selling Shareholder pursuant to this Agreement, and, upon consummation of the transactions contemplated by this Agreement, Aquagenix will acquire the ADI Shares free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind. The Selling Shareholders shall indemnify and hold harmless Aquagenix, its officer and directors, from any claims, lawsuits or legal expenses associated with actions relating to ownership or profit sharing of ADI.
          (b) Each Selling Shareholder has good and marketable title to the ADI Shares to be sold to Aquagenix by such Selling Shareholder pursuant to this Agreement, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, claims, charges, encumbrances, options and other rights of any kind.
          (c) This Agreement constitutes the valid and binding obligation of each Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms.
          (d) This Agreement has been duly and validly authorized by all necessary corporate action and upon execution constitutes the valid and legally binding obligations of ADI enforceable in accordance with their respective terms. A copy of the Resolution is attached as Exhibit B.
     4.4  No Violation.
          (a)  No Selling Shareholder or ADI is a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or governmental body that would prohibit or prevent the execution, delivery or performance of this Agreement by ADI or such
Selling Shareholder.  To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or be in conflict with, or constitute a default (or an event which with notice or lapse or time or both, would constitute a default) under, or result in a termination of or accelerate the performance required, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of any Selling Shareholder or ADI under any agreement, commitment, indenture or other instrument to which any Selling Shareholder or ADI is bound, or violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable any Selling Shareholder or ADI.
          (b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of ADI (ii) violate, or be in conflict with, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of or result in the termination or accelerate the performance required by or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of ADI under, any agreement, commitment, indenture or other instrument to which ADI is a party or by which ADI is bound, or to which the property of ADI is subject; (iii) violate any statute or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration tribunal applicable to
ADI; or (iv) give rise to the right of termination by any domestic or foreign governmental authority or tribunal of any license, registration, certificate, right of authority to engage in business in such places where ADI now does or has a right to engage in business or heretofore has engaged in business.
     4.5  Absence of Certain Changes.    Since October 31, 1996, ADI has not:
(i) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects; (ii) paid, discharged or satisfied any claims, liabilities or obligations (absolute accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistence with past practice; (iii) written off as uncollectible any notes or accounts receivable; (iv) cancelled any debts or waived any claims or rights of substantial value; (v) sold, transferred or otherwise disposed of any of its properties or assets
(personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice; (vi) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit or other profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee, except where such increase is customary on a periodic basis; (vii) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of ADI; or
(viii) agreed, whether in writing or otherwise, to take any action described in this section.
     4.6  No Subsidiaries; Other Interests.    Except as set forth on
Schedule 4.6 attached hereto, ADI does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor have any direct or indirect equity ownership interest in any business or entity nor is ADI otherwise under any obligation to purchase or subscribe to any interest income or make any loan or other advance other than business and travel advances to employees in the ordinary course of business, to or any manner make any investment in any person, business or entity.
     4.7  Financial Statements.
          (a) As contained in Exhibit C, the Selling Shareholders have heretofore delivered to Aquagenix: (i) a compilation balance sheet of ADI as of March 31, 1996, including statements of income and changes in stockholders' equity of ADI, for the year ending March 31, 1996, together with notes thereto (the "Financial Statements"), all prepared, to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, which reports upon the Financial Statements are included as a part thereof; (ii) an unaudited balance sheet of ADI as of October 31, 1996 and unaudited statements of income, changes in stockholders' equity for the period then ended (the "Interim Financial Statements"). To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, the Financial Statements and the Interim Financial
Statements fairly present the assets, liabilities, financial condition and the results of operations for the period therein referred to all in accordance with generally accepted accounting principals consistently applied throughout the periods involved.
          (b)  SEC Requirements.    Selling Shareholders acknowledge that
Aquagenix is a publicly held company and that they have received and read the most recent Form 10-K and Form 10-Q filed by Aquagenix with the SEC.
          (c)  Undisclosed Liabilities.    Except as set forth in this
Agreement, to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has no liability, duty or obligation, including obligations under liability claims, or other tort, contractual claims or obligations, to any person, entity, or otherwise, and to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has not committed any act or omission, and no event has occurred and no condition exists, which could give rise to such a liability, which is not disclosed or reflected in the Financial Statements or the Interim Financial Statements, whether current, long-term, fixed, contingent, or otherwise and which would be required to be reflected, disclosed or accrued on the Financial Statements and Interim Financial Statements, (under FASB 5) in accordance with GAAP. ADI has no other such liability, duty or obligation, whether fixed, contingent or otherwise and no claim has been threatened or asserted by any present or former employee, customer or client of ADI regarding any act or omission of either ADI or its personnel, nor has any claim been threatened or asserted by any person regarding any violation by either ADI or its personnel of any laws or any rules, guidelines, policies or regulations of any governmental agency or state regulatory authority, (ii) to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, no event has occurred and no condition exists that might give rise to any such claim, and (iii) ADI and the Selling Shareholders have no knowledge of any event or condition which might lead them to believe that any such claim might be asserted.
          (d)  Accounting Changes.    On or about December 31, 1994, ADI
changed its accounting practices, methods and principals from a cash basis to an accrual basis. ADI has not since December 31,, 1994, changed its accounting practices, methods or principles in any respect. To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, Since January 1, 1996, there has not (i) been any material adverse change in the assets, business, operations, liabilities (absolute, accrued, contingent or otherwise), prospects or financial condition of ADI other than as reflected on the Financial Statements and Interim Financial Statements.
          (e)  Internal Controls.    ADI maintains internal controls with
respect to its books, records, finances, customer accounts and other operations which are adequate under state regulatory rules and regulations and are in accordance with standard industry practices.
          (f)  Capitalization.    ADI's authorized capitalization consists
of one million (1,000,000) shares of common stock having One Dollar ($1.00)
par value, of which one thousand (1,000) shares are issued and outstanding.
All issued and outstanding shares of capital stock of ADI are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.7(f) there are no outstanding (a) securities convertible into or exchangeable for the shares of capital stock of ADI; (b) options, warrants or other rights to purchase or subscribe shares of capital stock of ADI or securities convertible into or exchangeable for shares of capital stock of ADI; or
(iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of ADI, any such convertible or exchangeable securities or any such options, warrants or rights.
          (g)  Accounts Receivable.    All accounts receivable of ADI that
are reflected on the Financial Statements and Interim Financial Statements
or on the accounting records of ADI as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from services actually performed and should be collectable in the ordinary course of business. Unless paid prior to the Closing, the accounting records of ADI as of the Closing (which reserves are adequate and calculated consistent with past practice) will not represent a greater percentage of Accounts Receivable as of the Closing than as reflected in the Financial Statements and Interim Financial Statements and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. Schedule 4.7(g) contains a complete and accurate list of all Accounts Receivable on the date of Closing, which list sets forth the aging of such Accounts Receivable.
     4.8  Taxes.
          (a)  Filing and Payment.  Except as set forth on Schedule 4.8(a), to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has filed all federal, state, local and other tax returns which are required to be filed by it and which have become due and has paid all taxes shown thereon, including without limitation all taxes on properties, income, business and occupation, licenses, sales and payrolls, and none of the assets or properties of ADI are subject to any lien or charge for taxes, except statutory liens for taxes not yet due. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies and other assessments however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, including, without limiting the generality of the foregoing, all net income, gross income, payroll, withholding, unemployment insurance, social security, sales, use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workers' compensation, ad valorem, profits, license, employment, estimated, severance and other taxes, customs, duties, fees, assessments or charges of any kind whatever. "Tax" shall mean any one of the foregoing.
          (b)  Audits.    No federal income, state excise or business or
occupation Tax returns of the ADI have been audited by the Internal Revenue Service or other applicable authorities, and the ADI has not granted any power of attorney to any person to represent it before the Internal Revenue Service or other applicable authorities other than Lynn Cook, ADI's accountant, which power of attorney shall be cancelled at or prior to Closing.  No federal or state Tax liabilities have been assessed or proposed which remain unpaid. ADI is unaware of any basis upon which any assessment for a material amount of additional Taxes of ADI could be made.
          (c)  Withholding.    To the best knowledge of the Selling
Shareholders with no independent due diligence having occurred, all Taxes which ADI is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by ADI for such payment, and all withholdings, collections or other payments payable in connection therewith as of the dates of the Financial Statements and Interim Financial Statements, are
fully reflected or disclosed in the balance sheets included as part of the Financial Statements and Interim Financial Statements as at such dates and for the periods then ended. No waivers of statutes of limitations with respect to any Tax returns of ADI nor extensions of time for the assessment of any Tax have been given which are now in effect.
          (d)  Transfer Taxes; Transferee Tax Liability.    To the best
knowledge of the Selling Shareholders with no independent due diligence having occurred, no transfer Taxes are or will be due and payable as a result of the sale of the ADI Shares or the transactions contemplated hereby.
          (e)  Sales Taxes.    To the best knowledge of the Selling
Shareholders with no independent due diligence having occurred, all sales
Tax on goods, materials, chemicals, products and services have been paid in full by ADI. No local, State, or Federal sales Tax is due nor is any expected to be due from prior periods. No waiver of statute of limitations has been provided by ADI to any third party with respect to sales Taxes of ADI or its affiliates nor extensions of time for the assessment of Taxes have been given that are now in effect. To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, all sales Tax has been reflected accurately in ADI's Financial Statements and Interim Financial Statements, including balance sheets as at such dates and for the periods then ended.
     4.9  Interests of Certain Affiliates.    No officer, director,
shareholder or employee of ADI has any loan, other obligation or other transaction outstanding and owing from ADI or for which ADI is or may be liable under guaranty or otherwise.
     4.10 Insurance.    ADI does not carry directors' and officers' liability
insurance. Exhibit 4.10, provides a list of all insurance policies maintained by ADI, the nature of the policy, the deductible and the term of such policy, and except as set forth in Schedule 4.10, ADI has no other insurance policies.
Schedule 4.10 also contains a description of claims against ADI that are currently unsettled or uncompromised (whether insured or uninsured or in litigation or not).
     4.11 Names, Franchises, Permits, Etc.    To the best knowledge of the
Selling Shareholders with no independent due diligence having occurred, ADI has not infringed or violated in any way any software or other license, or any trademark, trade name, copyright, trade secret right or contractual relationship of others, or received any notice, claim or protest respecting any such violation or infringement.
     4.12 Title to Assets.    Except as set forth on Schedule 4.12, ADI owns
good and marketable title to all the properties and assets of the type required to be reflected on the Financial Statements and Interim Financial Statements which it purports to own (whether personal or mixed, tangible or intangible). All such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interest or other encumbrances of any nature whatsoever, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security agreements and other title or interest retention agreements. The rights, properties and other assets presently owned, leased or licensed by ADI and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit ADI to conduct its business in all material respects in the same general manner as its business has been conducted since inception.
To the extent that any assets included in the Financial Statements and
Interim Financial Statements are owned by the Selling Shareholders or any other third party as are set forth on Schedule 4.12, title to such assets shall be good and marketable and such assets shall be transferred by appropriate conveyance of title with any costs associated therewith (tag fees, transfer taxes, etc.) being borne by the Selling Shareholders.
     4.13 Condition of Assets.    To the best knowledge of the Selling
Shareholders with no independent due diligence having occurred, the equipment, machinery and all other tangible assets of ADI are in good operating condition and repair, subject only to ordinary wear and tear and are all adequate for the use to which they are being put. None of such equipment or machinery is in need of maintenance or repair except for ordinary, routine maintenance and repairs which are not material in nature or cost.
     4.14 Leases.    Schedule 4.14 sets forth all leases pursuant to which
ADI leases real or personal property for its facilities of operations. Such agreements are in good standing and valid and enforceable in accordance with their respective terms, and there are no existing defaults or events of default by ADI or, to the best knowledge of ADI, by any other party thereto or events which with notice or lapse of time or both would constitute defaults or events of default under or with respect to any of such agreements. ADI has not received any notice of any default or claim of default with respect to any such agreements or knows of any fact or circumstance which might constitute or give rise to such a claim. In as much as the Selling Shareholders own the property leased for its offices and facilities ("Property"), the Selling Shareholders represent that there are no claims, liens, judgments, encumbrances or otherwise, or any environmental, electrical, structural or other problems involving the Property.
     4.15 Agreements and Contracts.    Schedule 4.15 sets forth any material
contract or arrangement to which ADI is a party or by or to which it or its assets, properties or business are bound or subject, whether oral or written.
          All of the agreements set forth in Schedule 4.15 are valid, binding, enforceable agreements in full force and effect. ADI is not in default under any of them (nor is any other party to any of such agreements, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder) and the transfer of ownership in the Assets will not cause a default in any such agreements. To the knowledge of ADI and the Selling Shareholders, there has been no threatened cancellation or termination of any Contract. ADI is not a party to, nor are the assets of
ADI subject to or bound by or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely effects the operations of ADI.
     4.16 Employment Matters.
          (a)  Except as described in Schedule 4.16(a), ADI is not a party to any consulting agreement, employment agreement or agreement to lend to, or guarantee any loan to any employee or agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding.
To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has incurred no liability, or taken or failed to take, any action which will result in any liability in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for any employees, and all payments due from ADI on account of its employee health and welfare insurance, holiday and vacation pay and similar benefits have been paid. ADI is not a party to any collective bargaining agreement governing its employees. There is no pending or threatened election for union representation of ADI's employees. The Selling Shareholders have heretofore delivered to Aquagenix complete and correct copies of all Employment and Consulting Agreements to which ADI is a party or by which it is bound as currently in effect.
          (b) To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has complied in all material respects with the requirement of Section 4980B of the Code and Sections 5601 to 608 of ERISA relating to continuation coverage for group health plans and all required form 5500 have been filed on a timely basis. Schedule 4.16(b) lists every pension, savings, retirement, severance, health, insurance or other employee benefit plan (collectively referred to herein as the
"Plans") which ADI maintains, or has any obligation to contribute to and describes such obligations to the Plans. Immediately prior to the Closing, but in no event later than the fifteenth day following the day of Closing,
ADI shall terminate its Pension Plan listed on Schedule 4.16(b) and at its option may roll-over such accounts to IRAs or other appropriate entities, the cost of such termination and/or roll-over shall be borne by ADI except the Surviving Company shall contribute one-half of the cost therefore or
Five Thousand and No/100 Dollars ($5,000.00), whichever is less.
          (c) Schedule 4.16(c) sets forth the names, address and functions/positions of all employees and consultants of ADI.
     4.17 Litigation.    Except as described in Schedule 4.17, no action,
suit, order, judgment, injunction, award or proceeding of any kind has been filed or commenced, or, to the knowledge of ADI, is threatened, before any court, commission, agency or other administrative authority against ADI or which questions or challenges the validity of this Agreement or any action taken or to be taken by ADI or by any Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby which could be anticipated to materially and adversely affect ADI's performance or consummation of the transactions contemplated hereunder or the financial condition of ADI; and (ii) to the best knowledge of the Selling Shareholders and ADI, there is no basis for any such suit, proceeding or investigation.  ADI is not subject to any unsatisfied judgment, order or decree entered in any law suit or proceeding.
     4.18 Finder's Fee.    ADI has not incurred any obligation of any kind
whatsoever to any party for a finder's fee in connection with the transactions contemplated by this Agreement.
     4.19 Approvals.    To the best knowledge of the Selling Shareholders
with no independent due diligence having occurred, no approval, waiver, authorization, order, license or consent of or registration, qualification or filing with or notification to any governmental or regulatory authority, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by ADI or the Selling Shareholders of this Agreement or any related agreements.
     4.20 Licenses and Compliance with Law.    To the best knowledge of the
Selling Shareholders with no independent due diligence having occurred, ADI has had and continues to have all federal, state and local licenses and permits required to transact its business and, is in compliance with all applicable federal, state and local laws, regulations, and guidelines applicable to ADI's business. To the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has accurately and timely filed all reports, claims and other filings required to be filed in connection with all federal, state and local laws and regulations governing the business of ADI. No validation review or program integrity review related to ADI has been conducted by any federal, state or local governmental agency and, no such review is scheduled, pending or to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, threatened against or affecting ADI or the consummation of the transactions contemplated hereby.
     4.21 Trademarks, Tradenames, Etc.    Schedule 4.21 sets forth all
trademarks, tradenames, copyrights, registrations, technology, know how and process (the "Intellectual Property") necessary for the operation of
ADI's business as presently conducted.
     4.22 Disclosures.    To the best knowledge of the Selling Shareholders
with no independent due diligence having occurred, no representations or warranties contained in this Agreement and no statements contained in the Financial Statements, the Interim Financial Statements, the Schedules or
in any Exhibits, or any certificate delivered to Aquagenix pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in order to make the statements contained herein or therein not misleading and in order to fully and fairly provide the information required to be provided in any such document.
     4.23 Books and Records.    To the best knowledge of the Selling
Shareholders with no independent due diligence having occurred, the books and records of ADI are complete and correct and have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an adequate system of internal control.
     4.24 Environmental.
          (a)  Except as set forth on Schedule 4.24, to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI has obtained all permits, licenses, and other authorizations (collectively, the "Licenses") which are required in connection with the conduct of the Business under all applicable Environmental Laws (as defined below) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
          (b)  Except as set forth in Schedule 4.24, to the best knowledge of the Selling Shareholders with no independent due diligence having occurred, ADI is in compliance in all material respects in the conduct of the Business with all terms and conditions of the Licenses, labels and treatment products and is in compliance in all material respects with federal, state and local label laws associated with treatment products used in the Business and FIFRA, and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder in connection with the Business.
          (c) Except as set forth on Schedule 4.24, ADI has not received any written or verbal notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would interfere with or prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which would give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the ADI's manufacture, processing, storage, distribution, use, treatment, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
          (d) Except as set forth on Schedule 4.24, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the best knowledge of the Selling Shareholders, threatened against ADI, in connection with the conduct of the Business relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
          (e) For purposes of this Agreement, "Environmental Laws" means collectively, all federal, state and local environmental laws, common laws, statutes, rules and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act
(42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), as
amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the
Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now or ever owned or leased by ADI or any real property upon which ADI now conducts or has ever conducted its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.
     4.25 Announcement.   No announcement with respect to this Agreement or
the substance thereof shall be made by ADI and the Selling Shareholders unless Aquagenix shall consent prior thereto.
     4.26 Personal Property.    Schedule 4.26 sets forth a complete and
correct list and brief description of each item of machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by ADI having an original purchase cost or aggregate lease cost to the Companies exceeding Five Thousand and No/100 Dollars ($5,000.00) (the "Machinery and Equipment"). Except as set forth in Schedule 4.26, ADI owns outright and has good title, free and clear of all title defects and objections, security interests, liens, charges and encumbrances of any nature whatsoever (other than the lien of current property taxes and assessments not in default, if any, liens of landlords and other lessors arising under statute, and other liens, claims and encumbrance or charges that do not in any material respect detract from the value of the Machinery and Equipment or interfere with any material way with the present use thereof) to the Machinery and Equipment shown on Schedule 4.26 as owned by it and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Financial Statements and Interim Financial Statements and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business since such date.  None of the title defects, objections, security interests, liens, charges or encumbrances
(if any) listed on Schedule 4.26 adversely affects the value of any of the items of personal property to which it relates or interferes with its use in the conduct of business of the Companies.  Except as set forth in
Schedule 4.26 the Companies hold good and transferable leaseholds in all of the Machinery and Equipment as leased by it, in each case under valid and enforceable leases.  The Companies are not in breach of or default
(and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) under any lease of any material items of Machinery and Equipment purported to be leased by it. The Machinery and Equipment and other personal property now owned, leased or used by the Companies are sufficient and adequate to carry on its businesses as presently conducted and all items thereof are in good operating condition and repair, reasonable wear and tear excepted. The Companies do not hold any personal property of any other person, firm or corporation pursuant to any consignment or similar arrangement.
     4.27 Automotive and Marine.    Schedule 4.26 sets forth a complete and
correct list of each auto and marine vehicle used in connection with the
Business.
     5.  Representations of Aquagenix and Merger Corp.
     As a material inducement to ADI and Selling Shareholders to enter into and perform this Agreement, Aquagenix and Merger Corp. makes the representations and warranties set forth in this Section 5.
     5.1  Organization and Corporate Authority.    Aquagenix is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement and any related agreements to which it is or will become a party at the Closing, and to carry out the transactions contemplated hereby and thereby. Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement and any related agreements to which it is or will become a party at the Closing, and to carry out the transactions contemplated hereby and thereby.
     5.2  Authority.    This Agreement and any related agreements to which
Aquagenix and Merger Corp. are party and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Aquagenix and Merger Corp.. This Agreement and any related agreements to which Aquagenix and Merger Corp. are party have been duly executed and delivered and constitute, valid and legally binding obligations of Aquagenix and Merger Corp., enforceable in accordance with their respective terms.
     5.3  No Violation.    Neither the execution and delivery by Aquagenix or
Merger Corp. of this Agreement or any of the related agreements to which Aquagenix or Merger Corp. are party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, conflict with or violate any provision of law applicable to Aquagenix or Merger Corp. or the charter or By-Laws of Aquagenix or Merger Corp. or result in a violation or default in any provision of any law, regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Aquagenix or Merger Corp. are party or by which
Aquagenix or Merger Corp. are bound or to which Aquagenix or Merger Corp.
are subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Aquagenix's or Merger Corp.'s assets pursuant to the terms of any such agreement or instrument.
     5.4  Approvals.    No approval, waiver, authorization, order, license or
consent of or registration, qualification or filing with or notice to any governmental or regulatory authorities, agency or other person or entity is required in connection with or as a condition of the execution, delivery or performance by Aquagenix or Merger Corp. of this Agreement and the related agreements to which they are a party.
     5.5  Aquagenix Shares.    The Aquagenix Shares have been duly authorized
and validly issued, and upon Closing of the transaction contemplated by this Agreement shall be fully paid and non-assessable, and free of preemptive rights.
     5.6  Capitalization.    Aquagenix has Ten Million (10,000,000) shares of
Common Stock authorized of which _________ are outstanding and no shares of Preferred Stock. Merger Corp. has One Thousand (1,000) shares of Common Stock authorized of which One Hundred (100) are outstanding, all issued and held by Aquagenix.
     5.7  SEC and Related Matters.    To be best of its knowledge, Aquagenix
has filed all required forms, documents and reports ("Public Reports") as required pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and applicable state securities laws. To be best of its knowledge, the information contained in the Public Reports is true and correct as of the date thereof and such Public Reports do not contain any material misrepresentations or fail to contain any material information.
There are no actions, claims, suits, litigation, proceedings, arbitration or investigation in connection with any Federal or state securities laws pending or threatened against Aquagenix.

     5.8  Actions and Proceedings.    There is no civil, criminal or
administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or to the best knowledge of Aquagenix and Merger Corp., threatened against Aquagenix or Merger Corp., in connection with the conduct of the Business relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.
     6.  Expenses.
     The parties to this Agreement shall bear their respective direct and indirect expenses incurred with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including without limitation all fees and expenses of agents, representative's counsel and accountants.
     7.  Survival of Representations and Warranties.
     The respective representative warranties of the parties contained herein or any certificates delivered prior to or at the Closing shall have been deemed represented and made by ADI and the Selling Shareholders at the Closing and shall not be deemed waived or otherwise affected by any investigation made by any other party hereto. Each and every such representation, warranty, covenant and agreement shall survive the execution and delivery hereof and the Closing hereunder for a period of three (3) years except for such representation, warranty, covenant and agreement made in connection with any Tax liability and/or title to the ADI Shares which shall survive the execution and delivery hereof and the Closing for a period of seven (7) years.
     8.  Covenants of ADI and Selling Shareholders.
     8.1  Access to Information.    The Selling Shareholders hereby covenant
and agree with Aquagenix that they shall until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 12 hereof, cause ADI to afford Aquagenix, its counsel, accountants and other representatives and advisors full access to the operations, offices, properties, books and records of ADI, including but not limited to all books of account, corporate and tax records, material contracts and agreements, filings with any regulatory authority, litigation files (except for any files that may be the subject of privilege), patent and trademark records, engineering and technology reports. Aquagenix shall have the right to review any and all papers of ADI's accountants, and shall have full opportunity to make such investigations as it shall desire to make of the affairs of ADI;
and the Selling Shareholders will cause the officers, accountants and representatives of ADI to furnish such additional financial, operating and other information as Aquagenix shall from time to time reasonably request.
     8.2  Obtaining Consents.   The Selling Shareholders hereby covenant and
agree with Aquagenix that they shall use their best efforts, and shall cause ADI to use its best efforts, to obtain prior to the Closing all consents, approvals and authorizations necessary to the consummation of the transactions contemplated hereby and will delivery (or cause ADI to deliver) to Aquagenix copies of such consents promptly after it is obtained.
     8.3  Covenant to Satisfy Conditions.   Each Selling Shareholder hereby
covenants and agrees with Aquagenix that they shall use his best efforts to ensure that the conditions set forth in Section 8 hereof are satisfied.
     8.4  Provide Information.    The Selling Shareholders each hereby
covenant and agree with Aquagenix that they shall promptly inform and advise Aquagenix of any fact or situation which, is or could be reasonably expected to result in a violation of any representation and warranty contained in herein.
     8.5  Non-Competition Agreements.    ADI and each of the Selling
Shareholders hereby covenant and agree with Aquagenix that they shall use their best efforts to secure immediately following the Closing, but in no event later than the thirtieth (30th) day following the Closing, non-compete agreements for all employees in the form of Exhibit D, except that the non-compete agreement for Robert Revolinski shall be delivered no later than the tenth (10th) day following the Closing.
     8.6  Right of First Refusal.  If any Selling Shareholder shall receive or negotiate a "Bona Fide Offer" (as hereinafter defined) to purchase any or all of the Aquagenix Shares and is willing to accept such Bona Fide Offer or designs to sell the Aquagenix shares to the Surviving Company, such Selling Shareholder shall promptly send a "BFO Notice" (as hereinafter defined), in the case of a Bona Fide Offer, to the Surviving Company offering to sell his Aquagenix Shares to the Surviving Company at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer or Notice of Offer to the Surviving Company offering to sell its Aquagenix Shares indicating the price, terms and conditions of such offer. The price in the Notice of Offer shall be based upon the five (5) day trading average closing price immediately prior to the proposed sale as reported by the National Association of Securities Dealers Automative Quotation Systems, National Market System ("NASDAQ/NMS"), as quoted by The Wall Street Journal. The Surviving Company shall then have such rights and privileges, for the prescribed time periods as are set forth below.
          a. In the case of a Bona Fide Offer prior to accepting an offer for the Aquagenix Shares, the Selling Shareholder must offer such shares to the Surviving Company by BFO Notice, as defined herein. "Bona Fide Offer" shall mean an offer in writing, signed by an offeror or offerors, who is not related to or affiliated with the Selling Shareholder, in a form legally enforceable against such offeror or offerors.
          b. When notice is sent with respect to a Bona Fide Offer (by a method provided for herein), such notice ("BFO Notice") shall contain a true and complete copy of the Bona Fide Offer setting forth the price and all terms and conditions of the proposed transaction, with the name(s), address(es) (both home and office) and business(es), or occupation(s), of the offeror or offerors.  Any purported notice which does not contain all such requisite information shall not be considered a BFO Notice for the purposes of this Agreement.
          c. When the BFO Notice or Notice of Offer has been sent by the recipient (the "Offering Shareholder") to the Surviving Company, the following procedures shall be complied with:
               (1) for a period of thirty (30) days from receipt of the BFO Notice or Notice of Offer as the case may be, the Surviving Company shall have the right, at its sole option, to purchase all, and no less than all, of the Aquagenix Shares so offered.
               (2) if the Surviving Company does not elect, within the prescribed time period, to purchase the Aquagenix Shares covered by the Bona Fide Offer or Notice of Offer as the case may be, the Offering Shareholder shall have the right to accept the Bona Fide Offer, subject to the provisions and restrictions of this Agreement, in strict accordance with the terms of the Bona Fide Offer or sell the Aquagenix Shares to a third party on the same terms as are contained in the Notice of Offer, as the case may be.
     8.7 Adjustment to Exchange Price. Aquagenix represents and covenants herein that in the event the Selling Shareholders determine to sell the Aquagenix Shares at any time and from time to time during the thirty day period following the date of the second anniversary of this Agreement and the value of the shares of Common Stock of Aquagenix based upon the five
(5) day trading average closing price immediately prior to the proposed sale as reported by the National Association of Securities Dealers Automative Quotation Systems, National Market System ("NASDAQ/NMS"), as quoted by The Wall Street Journal, is less than $5.625, then Aquagenix shall issue to the Selling Shareholders cash in the amount of the difference in value as described above.
     8.8  Investment Intent.    The Selling Shareholders represent and
covenant herein that the Aquagenix Shares are being acquired hereby solely for the account of each Selling Shareholder for investment purposes and not with a view toward resale or distribution and such Aquagenix Shares may not be transferred, sold assigned or distributed unless they are registered or an exemption from registration is available which shall be substantiated by an opinion of the Selling Shareholders' counsel satisfactory to Aquagenix. Further, the Selling Shareholders understand and agree that the Aquagenix Shares are not registered and Aquagenix has no obligation nor intention to register the Aquagenix Shares, and that the following legend will be placed on the certificates representing the Aquagenix Shares:
     "These securities have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Act and any applicable state securities laws is available."

 9.  Conditions Precedent to the Obligations of Aquagenix.
     The obligations of Aquagenix to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of those conditions imposed upon ADI and the Selling Shareholders, any of which Aquagenix may in its sole discretion waive.
     9.1  Representations and Warranties True.    All of the representations
and warranties of ADI and the Selling Shareholders contained in herein shall be true as of the date of this Agreement, and shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the Closing. ADI and the Selling Shareholders shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with prior to or at the Closing.
     9.2  No Obstructive Proceedings.    No action or proceedings  shall
have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against ADI or the Selling Shareholders which seek, to, or would, render it unlawful as of the Closing to effect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby.  Also, no legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.
     9.3  Certificates, Documents, Financial Statements and Due Diligence
Inspection Satisfactory.    All certificates, Financial Statements and
documents delivered by ADI and the Selling Shareholders pursuant to this Agreement shall be satisfactory in form and substance to Aquagenix and its counsel acting reasonably and in good faith. ADI shall deliver to Aquagenix an unaudited balance sheet and related financial statements as of a date thirty (30) days prior to Closing, which shall be in form and substance satisfactory to Aquagenix. Aquagenix shall be satisfied, as determined in its sole discretion, that its due diligence inspection of ADI and the Selling Shareholders has revealed no reason why Aquagenix should not consummate the transactions contemplated by this Agreement.
     9.4  Performance.    Each Selling Shareholder shall have performed and
complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with either prior to or at the Closing.
     9.5  Opinion of Counsel.    The Selling Shareholders have furnished to
Aquagenix an opinion of its counsel, acceptable to Aquagenix, dated the date of the Closing, substantially in the form set forth in Exhibit E hereto which will set forth that:
          (a) ADI is a corporation duly organized, validly existing and in good standing is under the laws of the State of Arizona, and has all requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of terms, covenants, and conditions to be performed and complied with by ADI.
          (b) The authorized capital stock of ADI is as set forth in Section 4.7(f). All the shares have been duly authorized and validly issued, and are fully paid and non-assessable and no personal liability attaches to the ownership thereof. The ADI Shares are the sole outstanding shares of capital stock of ADI, and to the best of such counsel's knowledge after due inquiry, except as specifically provided in this Agreement there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any of the ADI Shares or any unissued or treasury shares of capital stock of ADI. The transfer and delivery of the ADI Shares by the Selling Shareholders to Aquagenix as contemplated by this Agreement will transfer to Aquagenix good, marketable title to all the ADI Shares, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.
          (c)  This Agreement has been duly and validly authorized and executed by the Selling Shareholders and constitutes the legal, valid and binding obligation of the Selling Shareholders, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.
          (d) Neither the execution or delivery of the Agreement and the performance by the Selling Shareholders thereby will not: (a) violate any provision of the Certificate of Incorporation ADI; (b) violate, or be in conflict with, or constitute a default, under, or result in the termination of, or accelerate the performance required by or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the property or assets of ADI or the material contracts listed in Schedule 4.15 to the Agreement (the "Material Contracts"), or based upon existing facts of which counsel is aware, result in a violation by ADI or Selling Shareholders of any state or federal law, regulation or rule, except we express no opinion as to any law, the violation of which would not have a materially adverse effect on ADI, which might be violated by any misrepresentation or omission or a fraudulent act or to which ADI may be subject as a result of Aquagenix's legal or regulatory status or its involvement in the transactions contemplated by the Agreement.
          (e) To the best of such counsel's knowledge after inquiry of the Selling Shareholders and the appropriate officers of ADI, neither the Selling Shareholders nor ADI (i) has received notice of any violation of any such law, regulation, order or other legal requirement, or (ii) is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to ADI or any of its assets, properties or operations.
     9.6  Governmental Permits and Approvals Corporate Resolutions.
Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.
     9.7  Third Party Consents.    All necessary consents, permits and
approvals, which may be required in connection with the performance by ADI and each Selling Shareholder of their obligations under this Agreement or the continuation of any agreements by ADI after the Closing shall be obtained.
     9.8  Compliance Certificate.    Aquagenix shall have received a
certificate signed by the President or a Vice President and the Secretary of ADI dated as of the Closing and satisfactory in form and substance to
Aquagenix substantially in the form of Exhibit F hereof.
     9.9  Resignation of Officers and Directors.    The directors and
officers of ADI shall have tendered their resignations and ADI shall have appointed such directors and officers as directed by Aquagenix.
10.  Conditions Precedent to the Obligations of Selling Shareholders.
     The obligations of Selling Shareholders to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Selling Shareholders may, in their sole discretion waive.
     10.1 Representations and Warranties True.    All of the representations
and warranties made by Aquagenix contained herein shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing; and shall be true at and as of the date of Closing; Aquagenix shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
     10.2 No Obstructive Proceeding.    No action or proceedings shall have
been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Aquagenix which seeks to, or would, render it unlawful as of the Closing to affect the transactions set forth herein in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.
     10.3      Performance by Aquagenix.    Aquagenix shall have performed
and complied with all agreements and conditions required by this Agreement to be performed or complied with by them either prior to or at the Closing.
     10.4      Compliance Certificate.    The Selling Shareholders shall
have received a certificate signed by the President or a Vice President and the Secretary of Aquagenix dated as of the Closing, reasonably satisfactory in form and substance to ADI substantially in the form of
Exhibit G hereof.
     10.5      Opinion of Counsel.    Buyers shall have furnished to ADI
and the Selling Shareholders an opinion of its counsel, acceptable to ADI and the Selling Shareholders dated the day of this Closing substantially in the form set forth in Exhibit H hereof.
     11.  Termination.
     11.1 Methods of Termination.    This Agreement may be terminated and
the transactions contemplated hereby may be abandoned at any time before the Closing:
          (a)  By the mutual written consent of the Selling Shareholders and Aquagenix;
          (b)  By Aquagenix, if all the conditions set forth in Section 9 of this Agreement shall not have been satisfied or waived on or before the Closing;
          (c)  By the Selling Shareholders if all the conditions set forth in Section 10 of this Agreement shall not have been satisfied or waived on or before the Closing;
          (d) By either the Selling Shareholders or Aquagenix if the other party hereto fails to comply in any material respect with any of its covenants or agreements contained herein, or breaches its representations and warranties;
          (d) By either the Selling Shareholders or Aquagenix if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.
          This Agreement and the transactions contemplated hereby may be terminated prior to the Closing by mutual consent of Aquagenix and the
Selling Shareholders.
     11.2 Effect of Termination.    In the event of termination pursuant
to Section 11.1, the transactions contemplated by this Agreement shall be terminated without further action by Aquagenix or the Selling Shareholders.
If the transactions contemplated by this Agreement are terminated as provided herein:
          (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the party furnishing the same;
          (b) All confidential information received by any party hereto with respect to the business of any other party shall be treated as confidential in accordance with Section 3.4 of this Agreement; and
          (c) No party hereto shall have any liability or further obligation to any other party to this Agreement (i) except as stated in Sections 3.4,
6.1 and Section 12 and (ii) except that if such termination results from the willful failure of any party to fulfill a condition to performance of any other party or to perform a covenant contained in this Agreement or from a material or willful breach by any party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including but not limited to reasonable counsel fees) sustained or incurred by the other parties hereto.
12.  Additional Agreements.
     12.1 Agreement Not to Compete.
          (a)  During the period commencing on the date hereof and ending eight (8) years therefrom, each Selling Shareholder individually, hereby covenants and agree that they will not, directly or indirectly: (i) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any "Prohibited Activities" (which shall mean algae and aquatic weed control, industrial vegetation management, right of way and terrestrial vegetation management business including but not limited to wetland planting, upland planting, wetland management, maintenance of lakes and roadside applications) in the state of Arizona, anywhere within one hundred (100) miles from the Point of Presence of the Surviving Company and in any other county and state where the Surviving Company is then conducting business during the restricted period, or (ii) otherwise solicit or attempt to solicit any customers or employees or potential customers of Aquagenix or
ADI.
          (b)  The restrictions against competition set forth in subsection
(a) above are considered by the parties to be reasonable for the purposes of protecting the legitimate business interests of Aquagenix and to ensure Aquagenix obtains the benefit of its bargain hereunder. Accordingly, it is the desire and intent of the parties that the provisions of subsection (a)
be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of subsection (a) are adjudicated to be invalid, void or unenforceable, the invalid, void or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In the event of any breach of the covenants set forth in subsection (a), the running of the non-compete period described therein shall be tolled for so long as such breach continues.
          (c) The Selling Shareholders acknowledge that Aquagenix would be irreparably injured and that monetary damages would not provide an adequate remedy to Aquagenix in the event of a breach or threatened breach of the provisions of subsection (a). Accordingly, the Selling Shareholders agree that, in addition to any other remedy available to Aquagenix, Aquagenix shall be entitled to obtain, without posting a bond, injunctive, specific performance and other equitable relief to prevent or restrain the breach or threatened breach of subsection (a), and Aquagenix shall be entitled to receive reimbursement from the Selling Shareholders for all reasonable attorneys' fees and expenses incurred by Aquagenix in enforcing these provisions if it is the prevailing party. If the Selling Shareholders are the prevailing party, the Selling Shareholders shall be entitled to receive reimbursement from the Surviving Company for all reasonable attorneys' fees and expenses incurred by the Selling Shareholders.
          (d)  If Aquagenix takes any action at law or in equity to enforce the provisions of this Section 12, the prevailing party shall be entitled to all fees, costs and expenses, including attorneys' fees, trial and appellate level, in connection with such enforcement from the non-prevailing party.
          (e) In the event that any Selling Shareholder shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof with respect to the defaulting party shall be extended for a period of time equal to the period of time during which breach or breaches should occur;
and in the event Aquagenix should be required to seek relief from a court of competent jurisdiction, then the covenant shall be extended for a period of time equal to the pendency of such proceeding, including appeals.
13.  Indemnification by Selling Shareholders.
     13.1 Obligation of Selling Shareholders to Indemnify.   Each Selling
Shareholder jointly and severally agrees to indemnify, defend and hold harmless Aquagenix and its subsidiaries and each of their respective directors, officers, employees, affiliates and assigns ("Aquagenix Indemnitees") from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, investigations, claims, charges, assessments, costs or expenses (including, but not limited to interest, penalties and reasonable attorneys' fees and disbursements) incurred or suffered by the Aquagenix Indemnitees or any of them, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, and whether raised by the parties hereto or any third party ("Loss") based upon, arising out of or otherwise due to:
          (a) any false and inaccurate representation or warranty made by or on behalf of the Selling Shareholders contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and
          (b) Any breach or default in the performance, covenant or agreement of Selling Shareholders contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;
          (c) Acts or circumstances existing on or prior to the Closing, whether in connection with the Business or otherwise, which give rise to claims by any third parties against Aquagenix, Aquagenix Indemnitees or ADI, including (but not limited to) any claims arising from any service rendered by ADI or the Selling Shareholders, however, such indemnification shall not exceed in the aggregate the amount of the Exchange Price.

     13.2 Claims by Third Parties.  Promptly after receipt by Aquagenix of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, Aquagenix shall properly give written notice thereof (the "Claims Notice") to the Selling Shareholders The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (if stated) of the Loss that has been or may be suffered by Aquagenix. If no written objection is received within 15 days after receipt of notice thereof or, if received or agreement is reached as to the amount of such Loss, Aquagenix shall thereupon have the right to recover the amount of such claim, from the Selling Shareholders.
     13.3 Defensive Claims by Third Parties.   If a third party claim is
asserted which might result in a Loss giving rise to payment or indemnification under Section 13.1, Aquagenix shall, with reasonable promptness, provide the Selling Shareholders notice of any such claim, make available to the Selling Shareholders all information (within Aquagenix's knowledge or control) relevant material to such claim and otherwise keep the Selling Shareholders informed of the progress of any defense, settlement or the disposition of the claim. The Selling Shareholders shall fully cooperate in the defense, settlement or other disposition of such claim; provided that any failure on the part of Aquagenix to comply with this section shall not affect Aquagenix's right to receive indemnification or payment under this Section 14, unless such failure shall cause material prejudice to the Selling Shareholders. The Selling Shareholders shall have the right to participate in the defense, settlement or other disposition of any claim in which one or more Selling Shareholders is named as a party and to be represented in the proceedings related to such claim by their own legal counsel; provided that such counsel is approved by Aquagenix (which approval shall not be unreasonably withheld) and all costs and expenses of such counsel are born by the Selling Shareholders. In the event that the Selling Shareholders shall be required to indemnify Aquagenix, the Selling Shareholders agree that they shall not be entitled to any contribution from the Surviving Company, Aquagenix or its subsidiaries.
     13.4 Fraud; Willful Breach.  Any limitations set forth in this Section
13 on the right of Aquagenix to indemnification hereunder shall not apply to the extent that Losses are incurred by such party as the result of fraud or the willful breach of any representation, warranty or covenant by Aquagenix

14.  Indemnification by Aquagenix
     14.1 Obligation of Aquagenix to Indemnify. Aquagenix hereby agrees to indemnify, defend and hold harmless Selling Shareholders from and against any losses, liabilities, damages, deficiencies, lawsuits, proceedings, investigations, claims, charges, assessments, costs or expenses, including interest, penalties and reasonable attorneys fees and disbursements incurred or suffered by the Selling Shareholders, whether a suit is instituted or not, and if instituted, whether any trial at appellate level and whether raised by the parties hereto or any third party loss based upon, rising out of, or otherwise due to (a) any false or inaccurate representation or warranty made by or on behalf of Aquagenix contained in this Agreement or in any document or otherwise pursuant to this Agreement; (b) any breach or default in the performance, covenant or agreement of Aquagenix contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;
(c) facts or circumstances existing on or prior to the closing date which give rise to claims by any third parties against Aquagenix, including, but not limited to, any claims arising from any service rendered by Aquagenix.
     14.2 Claims by Third Parties. Promptly, but in no event later than five days, after receipt by Selling Shareholders of any demand, claim or circumstances which the lapse of time would give rise to a claim with a commencement (or threatened commencement) of any action, proceeding or investigation (and asserted liability), that may result in a Loss,
Selling Shareholders shall promptly, but in no event later than five days, give written notice thereof (of Claims Notice) to Aquagenix. The Claims Notice shall describe the asserted liability in reasonable detail, shall indicate the amount, if stated, of the loss that has been or may be suffered by Selling Shareholders. If no written objection is received within 15 days, or if received agreement is reached as to the amount of such Loss, Selling Shareholders shall thereon have the right to recover the amount of such claim from Aquagenix.
     14.3 Defensive Claims by Third Parties. If a third party claim is asserted which might result in a Loss giving rise to payment or indemnification under Section 14.1, Selling Shareholders shall, with reasonable promptness, provide Aquagenix notice of any such claim, make available to Aquagenix all information, within Selling Shareholders knowledge or control, relevant material to such claim and otherwise keep Aquagenix informed of the progress of any defense, settlement or disposition of the claim. Aquagenix shall fully cooperate in defense, settlement, or other disposition of such claim; provided that any failure on the part of Selling Shareholders to comply with this section shall not effect Selling Shareholders' right to receive indemnification or payment under this Section 14 unless such failure shall cause material prejudice to Aquagenix.
Aquagenix shall have the right to participate in the defense, settlement or other disposition of any claim in which Aquagenix or its related company is named as a party to be represented in the proceedings related to such claim by its own legal counsel, provided that such counsel is approved by Selling Shareholders (which approval shall not be unreasonably withheld) and all costs and expenses for such counsel are borne by Aquagenix.
     14.4 Fraud; Willful Breach.  Any limitations set forth in this Section
14 on the right of the Selling Shareholders to indemnification hereunder shall not apply to the extent that Losses are incurred by such party as the result of fraud or the willful breach of any representation, warranty or covenant by the Selling Shareholders.
     15.  General
     15.1 Entire Agreement.   All Exhibits and Schedules hereto shall be
deemed to be incorporated into and made a part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, and any related agreements contain the entire agreement among the parties and there are no agreements, representations, or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto.
     15.2 Separate Counterparts.   This Agreement may be executed in several
identical counterparts, all of which when taken together shall constitute but one instrument.
     15.3 Parties in Interest.   This Agreement is binding on and shall inure
to the benefit of the parties and their respective heirs and permitted successors and assigns. Nothing in this Agreement is intended to confer any right or remedy or by reason of this Agreement on any person other than the Selling Shareholder or Aquagenix and their respective heirs, successors and permitted assigns.
     15.4 Assignment.   This Agreement may not be assigned by the Selling
Shareholders. Aquagenix may assign this Agreement to Aquagenix or any affiliate wholly owned by Aquagenix without consent of the Selling Shareholders and such assignment shall not in any way effect the terms, conditions or enforceability of this Agreement.
     15.5 Notices.   All notices hereunder shall be in writing and shall
be delivered or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party's address shown below. Notices which are hand delivered shall be effective on delivery. Notices which are mailed shall be effective on the fifth day after mailing.
If to:    Aquagenix, Inc. and/or
          Aquagenix Governmental Services, Inc.
          6500 N.W. 15th Avenue
          Fort Lauderdale, Florida  33309
          Attention:  Andrew Chesler

     With a copy to:     Atlas, Pearlman, Trop & Borkson, P.A.
                         200 East Las Olas Boulevard
                         Suite 1900
                         Fort Lauderdale, Florida  33301
                         Attention:  Charles B. Pearlman

If to:    Aquatic Dynamics, Inc.
          411 W. Orion Street
          Tempe, Arizona  85283

If to:    Pat Church and Stephen Church
          4218 North 35th Place
          Phoenix, Arizona  85018

With a copy to:     Morrison & Hecker L.L.P.
                    2800 North Central Avenue
                    Suite 1600
                    Phoenix, Arizona 85004-1047
                    Attention:     Gary R. Zwillinger

     15.6 Gender.    All pronouns used herein shall include the masculine,
feminine and neuter gender, as the context requires.
     15.7 Governing Law.    The execution, interpretation, and performance
of this Agreement shall be governed by the laws of the State of Florida, not including its law of conflict of laws, which apply to contracts executed and performed solely in Florida.
     15.8 Jurisdiction.
          (a)  Jurisdiction.    Any suit, action or proceeding, whether claim
or counterclaim, arising out of or relating to this Agreement or any related agreement or which in any way relates, directly or indirectly, to the Sale or the dealings of the parties with respect thereto, shall be instituted solely in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida, or the United States District Court for the Southern District of Florida, and each party irrevocably consents and submits to the jurisdiction and venue of such courts. Each party also irrevocably appoints and constitutes the Secretary of the State of Florida as its agent to accept and acknowledge on its or his behalf all service of process in connection with any such matter and irrevocably waives any objection which it may now or hereinafter have to the venue of any suit, action or proceeding brought in such court and any claim that such court is an inconvenient forum. Each party further agrees that service of process in accordance with this paragraph shall be deemed in every respect effective and valid personal service of process upon it or him.
     15.9 Amendments.    The Selling Shareholders, acting by majority vote of
the Shares, and Aquagenix may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.
     15.10     Severability.    This Agreement shall be deemed severable, and
the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                         AQUAGENIX, INC.


                         By:   \S\ANDREW CHESLER
                         Name:  ANDREW CHESLER
                         Title: PRESIDENT



                         AQUAGENIX GOVERNMENTAL SERVICES, INC.


                         By:  \S\ ANDREW CHESLER
                         Name: ANDREW CHESLER
                         Title: PRESIDENT



                         SELLING SHAREHOLDERS:


                         \S\ PAT CHURCH
                         Pat Church


                         \S\ STEPHEN CHURCH
                         Stephen Church



                         AQUATIC DYNAMICS, INC.



                         By:   \S\ PAT CHURCH
                         Name: PAT CHURCH
                         Title: PRESIDENT
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